Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports 2019 Fourth Quarter and Full Year Results

•	Fourth quarter 2019 earnings per share (EPS) was $(0.03) (reported), or $0.23 (adjusted). Full year 2019 EPS was $0.18 (reported), or $1.06 (adjusted).

•	Fourth quarter 2019 gross margin was 47.9 percent of revenue (reported and adjusted). Full year 2019 gross margin was 52.1 percent of revenue (reported and adjusted), an improvement of 340 basis points on a reported basis and 220 basis points on an adjusted basis.

•	Fourth quarter 2019 Total Revenue was $787.0 million, a decline of 2 percent, while Core Revenue was flat; on a constant currency basis, Total Revenue declined 1 percent and Core Revenue grew 1 percent. Full year 2019 Total Revenue was $3.1 billion, flat compared to 2018, while Core Revenue grew 1 percent; on a constant currency basis, Total Revenue grew 2 percent and Core Revenue 3 percent.

•	Completed offering of common stock and tangible equity units and priced a term facility to finance acquisition of Bayer AG's animal health business.

•	Announced divestiture agreements to advance antitrust clearance; received antitrust clearance in China, Ukraine and Turkey.

•	Confirmed financial guidance for the full year 2020, with total revenue in the range of $3.05 billion - $3.11 billion, Core Revenue in the range of $3.00 billion - $3.06 billion, and EPS in the range of $0.04 - $0.16 (reported), or $1.09 to $1.16 (adjusted). Guidance does not contemplate contributions from Bayer animal health or additional financing elements.

GREENFIELD, IN (February 19, 2020) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year of 2019, the first full year as an independent company. The full year 2019 results reflect the durability and agility of a fit-for-purpose dedicated animal health company driving growth in our Core business, excluding Strategic Exits, and improved profitability through execution of the company's productivity agenda.

“In our first full year as an independent, public company, Elanco advanced our fit-for-purpose model, allowing us to move with speed and agility like never before in our history. We are advancing our pipeline, executing across a diverse portfolio and improving profitability through a robust productivity agenda,” said Jeff Simmons, president and chief executive officer at Elanco. “We remain confident in the underlying fundamentals in our base business, with core revenue growing 3 percent at constant currency and our disciplined execution generating 220 basis points of improvement in adjusted gross margin for the full year. We continue to execute a robust productivity agenda to drive shareholder value.”

Executing on the IPP strategy:

•	Innovation:

◦	Revenue in 2019 from the portfolio of innovation products launched or acquired since 2015, including the addition of Entyce®, Nocita®, and Tanovea® grew 60 percent to $439.2 million, and represented 14 percent of total revenue for the year.

◦	Entered the last of a committed 25 antibiotic alternative candidates into the pipeline, achieving a commitment made in 2015.

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•	Portfolio:

◦	Targeted growth categories in Elanco's portfolio - Companion Animal Disease Prevention, Companion Animal Therapeutics and Food Animal Future Protein & Health - grew 5 percent, or 7 percent on a constant currency basis for the full year, and represented 61 percent of Elanco's total revenue in 2019.

◦	Revenue in alternative channels in the U.S. more than doubled in the past two years.

•	Productivity:

◦	Delivered $70 million in manufacturing cost savings and avoidance in 2019, through actions that drove procurement savings across the value chain, reduced contract manufacturing organizations (CMOs) from 100 in 2018 to approximately 90, discontinued operations at Larchwood, Iowa and active pharmaceutical ingredient (API) operations at Wusi, China facilities and implemented technical improvements across several manufacturing platforms.

◦	Implemented actions associated with announced restructuring events.

◦	Transitioned to our independent human resources management system; approximately 65% of transitional service agreements (TSAs) with Eli Lilly & Co. (Lilly) exited.

Bayer Animal Health Acquisition:

We have made significant progress with the Bayer Animal Health transaction since our last earnings call:

•	Previously announced signed agreements to divest global rights for Osurnia®, U.S. rights for Capstar®, and European Economic Area and UK rights for Drontal® and Profender® from the Bayer portfolio, further advancing efforts to gain antitrust clearances.

•	Total 2018 revenue from the products subject to announced divestitures is near the $120 million to $140 million range of total 2018 revenue from products that Elanco anticipates needing to divest.

•	Received antitrust clearance for the transaction in China, Ukraine, and Turkey.

•	Secured the financing necessary to fund the cash component of the payment to Bayer AG through a combination of common stock, tangible equity units and a Term Loan B.

“Holistically, the Bayer Animal Health transaction is developing better than we expected when we announced in August of 2019,” Simmons said. “We are encouraged by the progress from a regulatory, financing and integration planning perspective, as well as, Bayer's underlying market positioning and performance. We continue to look toward a mid-2020 close.”

Fourth Quarter Reported Results:

In the fourth quarter of 2019, total revenue was $787.0 million, a decrease of 2 percent, or a decrease of 1 percent without the impact of foreign exchange rates, compared with the fourth quarter of 2018. Revenue, excluding strategic exits, was $775.7 million; an increase of 1 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, was 47.9 percent, a decline of 50 basis points as compared with the fourth quarter of 2018. Total operating expense was $253.2 million, an increase of 3 percent compared with the fourth quarter of 2018. Tax expense was $5.2 million in the fourth quarter of 2019. Net loss for the fourth quarter of 2019 was $9.5 million, or $0.03 per diluted share, compared with net income of $16.4 million for the same period in 2018.

Companion Animal Disease Prevention revenue decreased 15 percent for the quarter, driven by decreased volume and to a lesser extent decreased price and an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category decreased 14 percent. The revenue decrease was a result of several unfavorable comparisons to the fourth quarter of 2018. In the fourth quarter of 2018, vaccines benefited from initial stocking of a new customer agreement, customers purchased higher than normal levels of parasiticides and vaccines to achieve desired incentive levels across companion animal and all remaining inventory for Parastar® was sold prior to rationalizing the product – all contributing to an unfavorable comparison in the fourth quarter. The revenue decrease was also driven by declines in older generation parasiticides, partially offset by the continued uptake and growth of Credelio® and Interceptor® Plus.

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Companion Animal Therapeutics revenue increased 33 percent for the quarter, driven by increased volume and to a lesser extent price, partially offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 34 percent. The revenue increase was driven by continued uptake of Galliprant® and a favorable comparison to the previous period due to a stock out of the product in late 2018. Additionally, the inclusion of sales for Entyce® and Nocita®, as a result of the acquisition of Aratana Therapeutics, Inc. (Aratana), contributed to growth.

Food Animal Future Protein & Health revenue increased 1 percent for the quarter, driven by increased price, partially offset by a decrease in volume and an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 2 percent. Growth was driven by the continued uptake of our Aqua portfolio, poultry vaccines and Nutritional products, partially offset by the impact of changing policies in Asia and poultry producer rotation out of Elanco products in the fourth quarter.

Food Animal Ruminants & Swine revenue increased 2 percent for the quarter, driven by increased volume and price, offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 3 percent. The growth is primarily driven by contribution from Posilac® and the return of sales for sterile injectable products in the quarter, notably Micotil®, which also experienced a stock outage in the previous period, creating a favorable comparison. Growth was partially offset by the continued impact of African Swine Fever in Asia, changing U.S. producer use of Paylean®, and, to a lesser extent, decreased Rumensin® sales.

Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits decreased 54 percent for the quarter, and represented 1 percent of total revenue.

Gross profit was $376.9 million, or 47.9 percent of revenue, in the fourth quarter of 2019 compared with $386.8 million, or 48.4 percent, for the fourth quarter of 2018. Gross margin declined 50 basis points, primarily due to unfavorable product mix and the impact of foreign exchange rates, partially offset by continued improvements in manufacturing productivity and price.

Total operating expenses increased 3 percent in the fourth quarter of 2019. Marketing, selling and administrative expenses increased less than 1 percent to $185.9 million, reflecting additional costs from acquired businesses in the current year, primarily Aratana, and incremental expenses as a result of operating as a public company, offset by strong expense management. Research and development expenses increased 10 percent to $67.3 million, or 9 percent of revenue, reflecting additional costs from acquired businesses within the current year, including Aratana and Prevtec, investments in the expanded pipeline and increased cost from R&D infrastructure investments.

Amortization of intangibles increased $1.3 million to $51.4 million in the fourth quarter of 2019 as compared with the fourth quarter of 2018, as a result of the acquisitions of Aratana and Prevtec. Asset impairments, restructuring, and other special charges increased to $51.6 million in the fourth quarter of 2019 from $46.0 million in the fourth quarter of 2018. Charges recorded in the fourth quarter of 2019 include costs primarily related to our integration efforts, as well as external costs related to acquiring businesses, costs necessary to stand up our organization as an independent company and charges related to previously announced restructuring activities, which are partially offset by a favorable adjustment from reversals for severance programs that are no longer active.

Net interest expense was $18.7 million in the fourth quarter of 2019, compared with $21.0 million in the fourth quarter of 2018. Other-net expense of $6.3 million was incurred in the fourth quarter of 2019, compared with expense of $25.7 million in the fourth quarter of 2018. Other-net expense in the quarter primarily consisted of foreign exchange losses. Other-net expense in the fourth quarter of 2018 primarily consisted an increase in the Aratana contingent consideration.

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Full Year Reported Results:

For the full year 2019, total revenue was $3,071 million, or flat with the previous year. Core revenue was $2,991 million, representing growth of 1 percent or 3 percent, when excluding the impact of foreign exchange rates. For the full year 2019, gross margin increased 340 basis points to 52.1 percent of revenue driven by continued implementation of our productivity agenda, price growth and a favorable comparison to the prior year as a result of charges related Imrestor and the closure of Larchwood, Iowa facility in the fourth quarter of 2018, partially offset by unfavorable product mix. Reported net income and earnings per share were $67.9 million and $0.18, respectively.

Fourth Quarter Consolidated non-GAAP Results:

Adjusted net income for the fourth quarter decreased 17 percent to $87.8 million, which excludes the net impact of $97.3 million of asset impairments, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes. The decline in adjusted net income reflects decreased revenue and gross profit and increased operating expenses. Adjusted EPS in the quarter was $0.23 per share. Adjusted EBITDA was $146.3 million in the fourth quarter of 2019, which represents 18.6 percent of total revenue compared with 20.9 percent for the fourth quarter of 2018.

Full Year Consolidated non-GAAP Results:

For the full year 2019, adjusted gross margin increased 220 basis points to 52.1 percent of revenue, driven by continued implementation of our productivity agenda and price growth, partially offset by unfavorable product mix. Net income and earnings per share, on an adjusted non-GAAP basis, were $394.0 million and $1.06 per share, respectively. Adjusted EBITDA was $662.8 million for the full year 2019, which represents 21.6 percent of total revenue compared with 21.0 percent for the full year 2018.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

FINANCIAL GUIDANCE

Elanco confirmed the full year 2020 guidance provided in January, as shown below. The guidance represents standalone Elanco only and still includes contribution from products Elanco has announced they will divest as a part of antitrust approvals for the Bayer AG animal health acquisition. The guidance does not consider any financing elements, such as additional shares issued or interest expense from additional debt; however, does include costs associated with the stand up of Elanco and integration planning for the Bayer AG animal health acquisition, consistent with our 2019 results. Elanco will provide combined company guidance after the transaction is closed.

(dollars in millions, except per share amounts)	2020 Guidance

Core Revenue	$3,000	to	$3,060
Strategic Exits		$50
Revenue	$3,050		$3,110

Reported EPS	$0.04	to	$0.16
Amortization of intangible assets		$0.55
Expenses associated with establishing stand-alone capabilities, severance and acquisitions	$0.79	to	$0.72
Subtotal	$1.38	to	$1.43
Tax Impact of Adjustments	$(0.29)	to	$(0.27)
Adjusted EPS	$1.09	to	$1.16

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review fourth quarter financial and operational results, discuss 2020 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the Bayer animal health acquisition, 2020 guidance, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, product development efforts and future expenses.

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Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from innovation or generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in food animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by food animals;

•	the success of our R&D and licensing efforts;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer);

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	disruption in our supply chain due to manufacturing issues experienced by our contract manufacturers;

•	the impact of increased or decreased sales to our channel distributors resulting in higher or lower inventory levels held by them in advance of or trailing actual customer demand, which could lead to variations in quarterly revenue results;

•	risks related to our presence in emerging markets;

•	changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•	the impact of global macroeconomic conditions; and

•	the effect on our business resulting from our separation from Lilly, including the various costs associated with transition to a standalone entity, including the ability to standup our enterprise resource planning (ERP) system and other information technology systems.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

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Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

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Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		For the year Ended December 31,
	2019	2018	2019	2018
Revenue	$787.0	$799.3	$3,071.0	$3,066.8
Costs, expenses, and other:
Cost of sales	410.1	412.5	1,470.3	1,573.8
Research and development	67.3	61.1	270.1	246.6
Marketing, selling, and administrative	185.9	185.1	760.2	735.2
Amortization of intangible assets	51.4	50.1	200.4	197.4
Asset impairments, restructuring, and other special charges	51.6	46.0	185.5	128.8
Interest expense, net of capitalized interest	18.7	21.0	78.9	29.6
Other–net expense	6.3	25.7	27.4	41.3
Income (loss) before income taxes	$(4.3)	$(2.2)	$78.2	$114.1
Income taxes	5.2	(18.6)	10.3	27.6
Net income (loss)	$(9.5)	$16.4	$67.9	$86.5
Earnings (loss) per share:
Basic	$(0.03)	$0.04	$0.18	$0.28
Diluted	$(0.03)	$0.04	$0.18	$0.28
Weighted average shares outstanding:
Basic	373.0	365.6	369.0	313.7
Diluted	374.8	365.6	370.3	313.7

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Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Gross Profit as Total Revenue less Adjusted Cost of Sales and Adjusted Gross Margin as Adjusted Gross Profit divided by Total Revenue.

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of December 31, 2019 and 2018.

The following is a reconciliation of GAAP Reported for the three months ended December 31, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	2019			2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Amortization of intangible assets	$51.4	$51.4	$—	$50.1	50.1	$—
Asset impairments, restructuring and other special charges (1) (2)	$51.6	$51.6	$—	$46.0	$46.0	$—
Other-net expense (income) (3)	$6.3	$—	$6.3	$25.7	$31.9	$(6.2)
Income (loss) before taxes	$(4.3)	$103.0	$98.7	$(2.2)	$128.0	$125.8
Provision for taxes (4)	$5.2	$(5.7)	$10.9	$(18.6)	$(39.0)	$20.4
Net income (loss)	$(9.5)	$97.3	$87.8	$16.4	$89.0	$105.4
Earnings (loss)per share:(5)
basic	$(0.03)	$0.26	$0.24	$0.04	$0.25	$0.29
diluted	$(0.03)	$0.26	$0.23	$0.04	$0.25	$0.29
Adjusted weighted average shares outstanding:
basic	373.0	373.0	373.0	365.6	365.6	365.6
diluted	374.8	374.8	374.8	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

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(b)	Adjustments to certain GAAP reported measures for the three months ended December 31, 2019 and 2018 include the following:

(1)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($44.5 million) and facility exit costs and asset impairments ($8.0 million), partially offset by a favorable adjustment from reversals for severance programs ($0.9 million).

(2)	2018 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($16.0 million), and asset impairments ($18.7 million), and severance ($18.3 million), partially offset by the gain on the sale of our Cali, Columbia facility ($1.5 million) and a favorable contract termination related to the suspension of commercial activities for Imrestor ($5.5 million).

(3)	2018 excludes expenses resulting from an increase in the Aratana contingent consideration ($30.2 million) and expenses related to integration activities ($1.7 million).

(4)	2019 and 2018 represent the income tax expense associated with the adjusted items.

(5)	Reconciliation of each adjustment to earnings (loss) per share by line item is shown in the table below.

	Q4 2019	Q4 2018
As Reported EPS	$(0.03)	$0.04
Amortization of intangible assets	0.14	0.14
Asset impairments, restructuring and other special charges	0.14	0.13
Other-net expense	—	0.09
Subtotal	0.28	0.36
Tax Impact of Adjustments	(0.02)	(0.11)
Total Adjustments to EPS	$0.26	$0.25

Adjusted EPS	$0.23	$0.29

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Numbers may not add due to rounding.

The following is a reconciliation of GAAP Reported for the year ended December 31, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	2019			2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$1,470.3	$0.8	$1,469.5	$1,573.8	$38.6	$1,535.2
Amortization of intangible assets	$200.4	$200.4	$—	$197.4	$197.4	$—
Asset impairments, restructuring and other special charges (3) (4)	$185.5	$185.5	$—	$128.8	$128.8	$—
Other-net, expense (5) (6)	$27.4	$8.0	$19.4	$41.3	$40.4	$0.9
Income before taxes	$78.2	$394.7	$472.9	$114.1	$405.2	$519.3
Provision for taxes (7)	$10.3	$(68.6)	$78.9	$27.6	$(59.9)	$87.5
Net income	$67.9	$326.1	$394.0	$86.5	$345.3	$431.8
Earnings per share:(9)
basic	$0.18	$0.88	$1.07	$0.24	$0.94	$1.18
diluted	$0.18	$0.88	$1.06	$0.24	$0.94	$1.18
Adjusted weighted average shares outstanding:(8)
basic	369.0	369.0	369.0	365.6	365.6	365.6
diluted	370.3	370.3	370.3	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the year ended December 31, 2019 and 2018 include the following:

(1)	2019 excludes amortization of inventory fair value adjustments recorded from the acquisitions of Aratana and Prevtec ($0.6 million) and inventory adjustments for the suspension of commercial activities of Imrestor® ($0.2 million).

(2)	2018 excludes charges primarily associated with inventory adjustments related to the suspension of commercial activities for Imrestor ($34.7 million), as well as the closure of the Larchwood, IA facility ($3.9 million).

(3)	2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($144.7 million), facility exit costs and asset impairments ($32.6 million), and severance ($19.5 million), partially offset by favorable adjustments from reversals for severance programs ($11.3 million).

(4)	2018 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($26.5 million), facility exit costs and asset impairments ($88.3 million), and severance ($15.5 million), partially offset by the gain on the sale of our Cali, Columbia facility ($1.5 million).

(5)	2019 excludes expenses resulting from an increase in the Aratana contingent consideration ($7.5 million) and the write-off of marketing authorizations as a result of the acquisition of Prevtec ($0.5 million).

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(6)	2018 excludes expenses resulting from an increase in the Aratana contingent consideration ($38.7 million) and expenses related to on going integration activities ($1.7 million).

(7)	2019 and 2018 represent the income tax expense associated with the adjusted items.

(8)	Adjusted weighted average shares outstanding: Basic and diluted includes the full impact of 72.3 million shares sold in the September 2018 initial public offering for the year ended December 31, 2018.

(9)	Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $0.28 for year-to-date 2018 is calculated using weighted average shares of 313.7 million; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 million to arrive at GAAP EPS of $0.24.

	Year-to-date
	2019	2018
As Reported EPS	$0.18	$0.28

Cost of sales	—	0.10
Amortization of intangible assets	0.54	0.54
Asset impairments, restructuring and other special charges	0.50	0.35
Other-net expense	0.02	0.11
Subtotal	$1.07	$1.10
Tax Impact of Adjustments	(0.19)	(0.16)
Total Adjustments to EPS	$0.88	$0.94

Impact of Adjusted weighted average shares outstanding (diluted)(1)		(0.04)
Adjusted EPS(2)	$1.06	$1.18

Numbers may not add due to rounding.

(1) See Notes (8) and (9) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the year ended December 31, 2018.

(2) Adjusted EPS is calculated as the sum of As Reported EPS, Total Adjustments to EPS, and Impact of Adjusted weighted average shares outstanding (diluted).

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

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The following is a reconciliation of U.S. GAAP Net Income for the three months ended and for the year ended December 31, 2019 and 2018 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reported net income (loss)	$(9.5)	$16.4	$67.9	$86.5
Net interest expense	18.7	21.0	78.9	29.6
Income tax expense (benefit)	5.2	(18.6)	10.3	27.6
Depreciation and amortization	83.3	70.0	314.4	292.3
EBITDA	$97.7	$88.8	$471.5	$436.0
Non-GAAP Adjustments:
Cost of sales	$—	$—	$0.8	$38.6
Asset impairment, restructuring and other special charges	51.6	46.0	185.5	128.8
Accelerated depreciation(1)	(3.0)	—	(3.0)	—
Other-net, expense	—	31.9	8.0	40.4
Adjusted EBITDA	$146.3	$166.7	$662.8	$643.8
Adjusted EBITDA Margin	18.6%	20.9%	21.6%	21.0%

(1) Represents depreciation of certain assets that was accelerated during the three months ended December 31, 2019. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended December 31,
	2019		2018
Companion Animal
Disease Prevention	$171.0	22%	$200.7	25%
Therapeutics	95.6	12%	72.0	9%
Total Companion Animal	$266.6	34%	$272.7	34%
Food Animal
Future Protein & Health	$210.6	27%	$209.1	26%
Ruminants and Swine	298.5	38%	292.9	37%
Total Food Animal	$509.1	65%	$502.0	63%
Revenue Subtotal	$775.7		$774.7
Strategic Exits	$11.3	1%	$24.6	3%
Total Revenue	$787.0	100%	$799.3	100%

Numbers may not add due to rounding.

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	Year Ended December 31,
	2019		2018
Companion Animal
Disease Prevention	$787.9	26%	$804.6	26%
Therapeutics	348.0	11%	283.1	9%
Total Companion Animal	$1,135.9	37%	$1,087.7	35%
Food Animal
Future Protein & Health	$745.1	24%	$711.2	23%
Ruminants and Swine	1,110.3	36%	1,174.0	38%
Total Food Animal	$1,855.4	60%	$1,885.2	61%
Revenue Subtotal	$2,991.3		$2,972.9
Strategic Exits	$79.7	3%	$93.9	3%
Total Revenue	$3,071.0	100%	$3,066.8	100%

Numbers may not add due to rounding.

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